Press Release #201618	FOR IMMEDIATE RELEASE	August 10, 2016

Enertopia Retains Consulting Firm

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce that it has retained a private consulting firm to assist with mergers, acquisitions and market awareness.

The consulting firm operates a resource holding company that has been active in acquiring out of favor mining assets over the past several years. It also provides breaking news, commentary and analysis on listed companies.

"We are very pleased to engage the services of the private firm which will greatly expand our horizon and network as we move to build our Lithium business and expand our diverse and balanced shareholder base," said Robert McAllister, President / CEO of Enertopia.

We have engaged with the consulting firm for USD$75,000. Due to the sensitive and competitive nature of the projects involved, the name of the firm has been kept confidential.

About Enertopia

Enertopia is exploring a portfolio of three prospective lithium projects in Nevada, and concurrently working with water purification technology that is believed able to recover Lithium from brine solutions.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the engagement of the consulting firm will have any positive impact on shareholder awareness and or mergers and acquisitions. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release